December 15, 1997

Titan Pharmaceuticals, Inc.
400 Oyster Point Blvd.
South San Francisco, CA  94080

               Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have served as your counsel in connection with the preparation of your Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, representing the offering and issuance to certain persons under the Titan Pharmaceuticals, Inc. 1995 Stock Option Plan, as amended and restated, of an aggregate of 1,300,000 shares of your Common Stock, $.001 par value (the "Common Stock").

     We have examined such corporate records, documents and matters of law as we have considered appropriate for the purposes of this opinion.

     Based upon such examination and our participation in the preparation of the Registration Statement, is it our opinion that the Common Stock, when issued in the manner described in the Plan, will be validly issued, fully paid and non-assessable.

     We consent to the reference made to our firm in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ Bachner, Tally, Polevoy & Misher LLP
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                                       BACHNER, TALLY, POLEVOY & MISHER LLP